United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

ASB BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	001-35279	45-3463413
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11 Church Street, Asheville, North Carolina 28801

(Address of principal executive offices) (Zip Code)

(828) 254-7411

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2012, Asheville Savings Bank, S.S.B. (the “Bank”) entered into an employment agreement with Vikki D. Bailey, the Chief Retail Officer and Executive Vice President of the Bank.

Under the employment agreement, Ms. Bailey will receive an annual base salary of $135,000. During the term of the agreement, the Bank will review Ms. Bailey’s base salary at least annually. In addition to her base salary, the agreement provides that Ms. Bailey is also eligible to participate in incentive compensation, bonus plans or arrangements, vacation, insurance and other fringe benefits sponsored by the Bank and its holding company, ASB Bancorp, Inc.

Ms. Bailey’s employment agreement has an initial term ending on October 18, 2014. Beginning on October 18, 2013 and continuing on each October 18th thereafter (the “renewal date”), the Board of Directors of the Bank may extend the agreement for an additional year so that the term is twenty-four (24) months, unless the Bank or executive elects not to extend the term of the agreement by giving written notice at least 30 days prior to the renewal date.

Upon termination of Ms. Bailey’s employment for “cause,” as defined in her employment agreement, Ms. Bailey will receive no further compensation or benefits under the agreement. If the Bank terminates Ms. Bailey for reasons other than cause, or if Ms. Bailey resigns after the occurrence of specified circumstances that constitute constructive termination, referred to in the agreement as a termination for “good reason,” Ms. Bailey will continue to receive her base salary for the remaining unexpired term of the agreement and will receive continued health and life insurance benefits until the earlier of her death or the end of the remaining unexpired term of the agreement.

If, in connection with or following a change in control (as described in Ms. Bailey’s employment agreement), the Bank terminates Ms. Bailey’s employment without cause or if she terminates employment voluntarily under certain circumstances specified in the agreement, Ms. Bailey will receive a severance payment equal to 3.0 times the sum of: (i) Ms. Bailey’s base salary in effect as of the change in control and (ii) the average cash bonuses paid or accrued on Ms. Bailey’s behalf during the last three (3) calendar years prior to the change in control. In addition, Ms. Bailey will receive continued health and life insurance coverage for thirty-six (36) months.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. Ms. Bailey’s agreement provides for the reduction of change in control payments to the extent necessary to ensure that she will not receive “excess parachute payments,” which otherwise would result in the imposition of an excise tax.

Upon termination of employment without cause or for good reason (other than termination in connection with a change in control), Ms. Bailey will be required to adhere to a one-year non-competition, non-solicitation and non-disclosure covenant described in detail her employment agreement .

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.1	Employment Agreement, dated as of December 18, 2012, by and between Asheville Savings Bank, S.S.B. and Vikki D. Bailey.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ASB BANCORP, INC.

Date: December 21, 2012	By:	/s/ Suzanne S. DeFerie
Suzanne S. DeFerie
President and Chief Executive Officer

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